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                             Deposit Guaranty Corp.
                      Computation of Net Income Per Share
                                 March 31, 1997



                                                         Three Months Ended
                                                              March 31,
                                                      -----------------------------
                                                        Primary      Fully Diluted
                                                      ------------   --------------
Computation of weighted average shared outstanding:

  Common stock outstanding,
    beginning balance                                   39,185,394      39,185,394

  Common stock issued due
    to mergers                                           3,289,210       3,289,210

  Common stock issued due to
    exercise of options                                     32,657          32,657

  Shares purchased by
    the Company                                           (306,852)       (306,852)
                                                      ------------    ------------

  Weighted average shares
    outstanding                                         42,200,610      42,200,610
                                                      ============    ============


Computation of net income:

  Net income                                          $ 22,613,000    $ 22,613,000
                                                      ============    ============

Computation of net income per
  share:

  Net income divided by weighted
    average shares outstanding                        $        .54    $        .54
                                                      ============    ============


Note: For the three-months ended March 31, 1997, additional weighted average shares outstanding for options under the Company's incentive stock plan were 317,988 and 305,894 for calculating primary and fully diluted net income per share, respectively. The dilutive effect of such options was, therefore, not material.






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